Exhibit 10.2

FORM OF

TAX MATTERS AGREEMENT

This Tax Matters Agreement (the “Agreement”) is entered into as of [            ], 2018 by and among Linn Energy, Inc., a Delaware corporation (“Linn”), Riviera Resources, Inc., a Delaware corporation (“SpinCo”), and the SpinCo Subsidiaries (as defined below, and collectively with SpinCo, the “SpinCo Parties,” and the SpinCo Parties collectively with Linn, the “Parties”).

RECITALS

WHEREAS, Linn is engaged in (a) the ownership and operation of (i) upstream assets in Hugoton, Michigan, Illinois, Arkoma, East Texas, North Louisiana and Drunkards Wash, (ii) the assets of Blue Mountain Midstream LLC, a midstream business centered in the core of the Merge and (iii) more than 100,000 acres in the prospective NW Stack play (collectively, the “SpinCo Business”); and (b) the development of the Merge/SCOOP/Stack in Oklahoma, which is conducted entirely through Roan Resources LLC (“Roan Resources”) of which Roan Holdco, LLC (which is an indirect wholly owned subsidiary of Linn) owns a fifty percent (50%) membership interest (the “Roan Business”);

WHEREAS, Linn desires to separate its SpinCo Business from its Roan Business;

WHEREAS, in connection with the SpinCo Business, Linn is the sole stockholder of SpinCo, which in turn owns directly and indirectly 100% of the interests in the subsidiaries listed on the signature page of this Agreement as SpinCo Parties other than SpinCo (the “SpinCo Subsidiaries”);

WHEREAS, on the Closing Date, Linn owns a 50% interest in Roan Resources;

WHEREAS, on the Closing Date, in order to separate the SpinCo Business from the Roan Business, Linn will distribute 100% of its stock in SpinCo to its stockholders in accordance with their respective equity interests in Linn (the “Spinoff”);

WHEREAS, the Parties intend that the Spinoff will be a taxable transaction;

WHEREAS, in connection with the Spinoff, the Parties desire to enter into this Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes, entitlement to refunds of Taxes and the prosecution and defense of any Tax Contest;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    General. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any demand, action, claim, suit, countersuit, litigation, arbitration, prosecution, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other governmental authority or any arbitrator or arbitration panel.

“Agreement” shall have the meaning specified in the Preamble.

“Basis Matters” relates to any matter relating to the initial tax basis for federal tax purposes of the assets of the predecessor to Linn acquired pursuant to the Amended Joint Chapter 11 Plan of Reorganized of Linn Energy, LLC and its Debtor Affiliates other than Linn Acquisition Company, LLC and Berry Acquisition Company, LLC, which became effective on February 28, 2017.

“Beneficial Owner” is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of SpinCo.

“Change of Control” means the occurrence of any of the following events after the Closing:

(i)    any Person or any group of Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto is or becomes the Beneficial Owner, directly or indirectly, of securities of SpinCo or any SpinCo Subsidiary representing more than 50% of the combined voting power of SpinCo’s, or such SpinCo Subsidiary’s, then outstanding voting securities;

(ii)    there is consummated a merger or consolidation of SpinCo or any SpinCo Subsidiary with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the members of the Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is SpinCo or a SpinCo Subsidiary, the ultimate parent thereof, or (y) the voting securities of SpinCo or such SpinCo Subsidiary immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is SpinCo or a SpinCo Subsidiary, the ultimate parent thereof; or

(iii)    the shareholders of SpinCo or any SpinCo Subsidiary approve a plan of complete liquidation or dissolution of SpinCo or any SpinCo Subidiary or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by SpinCo or any SpinCo Subsidiary of all or substantially all of its assets, other than such sale or other disposition by SpinCo or any SpinCo Subsidiary of all or substantially all of its assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by equity holders of SpinCo or any SpinCo Subsidiary in substantially the same proportions as their ownership of SpinCo or such SpinCo Subsidiary immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the equity interests of SpinCo or any SpinCo Subsidiary immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the equity interests of, an entity which owns, either directly or through a SpinCo Subsidiary, all or substantially all of the assets of SpinCo or such SpinCo Subsidiary immediately following such transaction or series of transactions.

“Closing” shall mean the completion of the Spinoff as determined for federal income tax purposes.

“Closing-of-the-Books Method” shall mean the apportionment of items between portions of a Straddle Period based on a closing of the books as of the end of the Closing Date, provided that any items not susceptible to such apportionment (e.g., Taxes imposed on a periodic basis such as real property or franchise taxes) shall be apportioned ratably on the basis of elapsed days during the relevant portion of the Straddle Period ending on and including the Closing Date.

“Closing Date” shall mean the date on which the Closing actually occurs.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Dispute” shall have the meaning specified in Section 2.6.

“Dispute Date” shall have the meaning specified in Section 2.6.

“Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state, local or foreign Tax law.

“Income Tax” shall mean a Tax that is based on or measured by net income.

“Linn” shall have the meaning specified in the Preamble.

“Party” shall have the meaning specified in the Preamble.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Post-Spin Period” shall mean any Taxable year or other Taxable period beginning after the Closing Date.

“Pre-Spin Period” shall mean any Taxable year or other Taxable period that ends on or before the Closing Date.

“Prime Rate” means, on any date of determination, a rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“SpinCo” shall have the meaning specified in the Preamble.

“SpinCo Parties” shall have the meaning specified in the Preamble.

“SpinCo Subsidiaries” shall have the meaning specified in the Recitals.

“Spinoff” shall have the meaning specified in the Recitals.

“Spinoff Taxes” shall mean any Taxes, including any Transfer Taxes as well as Taxes resulting from the election under Code §336(e) that SpinCo may make, imposed on any of the Parties (including Linn subsidiaries) or Roan Resources as a direct or indirect result of the Spinoff.

“Straddle Period” shall mean any Taxable period commencing on or prior to, and ending after, the Closing Date.

“Tax” (and, with correlative meaning, “Taxable”) shall mean (i) any and all United States federal, state, local and foreign taxes, including income, alternative or add-on minimum, gross receipts, profits, lease, service, service use, wage, employment, workers compensation, business occupation, environmental, estimated, excise, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, withholding, social security, unemployment, disability, ad valorem, capital stock, paid in capital, recording, registration, property, real property gains, value added, business license, custom duties and other taxes, escheat liability, charges, fees, levies, imposts, duties or assessments of any kind whatsoever, imposed or required to be withheld by any Taxing Authority, including any interest, additions to Tax or penalties applicable or related thereto, (ii) any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or similar provision of state or local law), and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

“Tax Benefit” shall mean the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of an entity to the appropriate Taxing Authority is reduced (including by deduction, entitlement to refund, credit, or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable), and in the case of a consolidated federal income Tax Return or combined, unitary or other similar state, local or other income Tax Return, the amount by which the Tax liability of the affiliated group

(within the meaning of Section 1504(a) of the Code) or other relevant group of entities to the appropriate government or jurisdiction is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable); provided, however, that where a Party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other Party would be entitled to a payment under this Agreement or a reduction in indemnity payments shall be treated as the last items utilized to produce a Tax Benefit. A Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing a Tax Return (including any Tax Return relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable.

“Tax Contest” shall have the meaning specified in Section 5.1.

“Tax Return” shall mean any return, report, declaration, claim for refund, or information return or statement regarding to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” shall mean any governmental authority responsible for the administration or enforcement of any law, statute or regulation of or pertaining to Taxes.

“Transfer Taxes” shall mean all sales, use, privilege, transfer, documentary, stamp, recording and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any Party in connection with the Spinoff.

Section 1.2    References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The word “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby,” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

ARTICLE II

TAX RETURNS AND TAX PAYMENTS

Section 2.1    Obligations to File Tax Returns.

(a)    Pre-Spin Periods and Straddle Period:

(i)    Except as provided herein (including, for the avoidance of doubt, as specified in Sections 3.1 and 3.2), Linn shall prepare and timely file or shall cause to be prepared and timely filed (i) all U.S. federal income Tax Returns of the Parties for the Straddle Period, (ii) any other Tax Returns filed on a consolidated or combined basis for the Straddle Period that includes Linn not otherwise addressed in clause (i), and (iii) any other Tax Returns for Pre-Spin Periods to be filed solely with respect to Linn and its interest in Roan Resources. SpinCo shall cooperate with Linn to provide Linn with any information related to the SpinCo Parties that is necessary to prepare such Tax Returns within a reasonable period prior to the due date for such Tax Returns, but in any event at least sixty (60) Business Days prior to such due date. No later than thirty (30) Business Days prior to the date on which any such Tax Return is required to be filed (taking into account any valid extensions), Linn shall submit or cause to be submitted to SpinCo, a draft of such Tax Return for review and comment. Linn shall make or cause to be made any and all changes to such Tax Return reasonably requested by SpinCo; provided, that, any disputes regarding such comments shall be resolved in accordance with Section 2.6; provided, however, that SpinCo must submit to Linn its proposed changes to such Tax Return in writing within fifteen (15) Business Days of receiving such Tax Return. SpinCo, on its own behalf and on behalf of each of the SpinCo Subsidiaries, hereby irrevocably authorizes and designates Linn as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Tax Return and for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of any such Tax Return for applicable Income Tax purposes. Except as otherwise provided herein, Linn shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tax Return for which Linn bears responsibility under this Section 2.1(a). Each Party shall bear its own expenses in connection with the preparation and filing of such Tax Returns.

(ii)    Except as provided herein (including, for the avoidance of doubt, as specified in Sections 3.1 and 3.2), SpinCo shall prepare and timely file or shall cause to be prepared and timely filed all other Tax Returns for Pre-Spin Periods and the Straddle Period. Linn shall cooperate with SpinCo to provide SpinCo with any information related to Linn or Roan Resources that is necessary to prepare such Tax Returns within a reasonable period prior to the due date for such Tax Returns, but in any event at least sixty (60) Business Days prior to such due date. No later than thirty (30) Business Days prior to the date on which any such Tax Return is required to be filed (taking into account any valid extensions), SpinCo shall submit or cause to be submitted to Linn, a draft of such Tax Return (other than any non-consolidated or combined return of a SpinCo Party) for review and comment. SpinCo shall make or cause to be made any and all changes to such Tax Return reasonably requested by Linn; provided, that, any disputes regarding such comments shall be resolved in accordance with Section 2.6; provided, however, that Linn must submit to SpinCo its proposed changes to such Tax Return in writing within fifteen (15) Business Days of receiving such Tax Return. Linn hereby irrevocably authorizes and designates SpinCo as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Tax Return and for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of any such Tax Return for applicable Income Tax purposes.

(b)    Post-Spin Periods:

(i)    SpinCo Returns. Except as provided herein, SpinCo, at its own expense, shall prepare and file, or shall cause to be prepared and filed (i) all Tax Returns of SpinCo for all Post-Spin Periods, (ii) any other Tax Returns filed on a consolidated or combined basis with respect to SpinCo and one or more of the SpinCo Subsidiaries for all Post-Spin Periods, (iii) any entity-level Tax Return with respect to the SpinCo Parties for all Post-Spin Periods, and (iv) the IRS Form 8937 to be prepared and filed with respect to the Spinoff and distribution of SpinCo common stock to the Linn shareholders.

(ii)    Linn Returns. Except as provided herein, Linn, at its own expense, shall prepare and file, or shall cause to be prepared and filed (i) all U.S. federal income Tax Returns of Linn and Roan Resources for any Post-Spin Period, (ii) any other Tax Returns filed on a consolidated or combined basis with respect to Linn and Roan Resources for all Post-Spin Periods, and (iii) any entity-level Tax Return with respect to Linn or Roan Resources for any Post-Spin Period.

(iii)     Claims for Refund. Except as otherwise provided herein, SpinCo and Linn shall each have the exclusive right to file, prosecute, compromise or settle any claim for refund for Taxes in respect of a Tax Return for which it bears responsibility under this Section 2.1(b) and to determine whether any refunds of such Taxes shall be received by way of refund or credit against such Tax liability.

Section 2.2    Obligation to Remit Taxes. Except as otherwise provided herein, the Parties each shall remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax Return that it is required to file hereunder (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by it to any Taxing Authority) and shall be entitled to reimbursement for such payments to the extent provided herein; provided, however, that in the case of any Tax Return required to be filed under Section 2.1(a) or (b), the Party not required to file such Tax Return shall remit to the Party required to file such Tax Return in immediately available funds the amount of any Taxes reflected on such Tax Return for which the former Party is responsible hereunder at least two (2) Business Days before payment of the relevant amount is due to a taxing Authority.

Section 2.3    Allocation of and Indemnification for Taxes.

(a)    Indemnification. The SpinCo Parties shall, jointly and severally, indemnify, defend and hold harmless Linn (including Linn subsidiaries) from and against, without duplication, (i) all Taxes of the Parties for all Pre-Spin Periods and the portion of the Straddle Period ending on the Closing Date (including any Taxes attributable to Linn’s ownership of the 50% interest in Roan Resources attributable to all Pre-Spin Periods and the portion of any Straddle Period ending on the Closing Date), (ii) all Spinoff Taxes, and (iii) all Taxes of the SpinCo Parties for any Post-Spin Period or Straddle Period; provided, however, for the avoidance of doubt, in no event shall the SpinCo Parties be responsible for Taxes attributable to the ownership of Roan Resources (such as the distributive share of Roan Resources taxable income under Code § 702) by any Person other than Linn. Linn shall indemnify, defend and hold harmless the SpinCo Parties from and against all Taxes (i) not otherwise addressed in the preceding sentence, including, without limitation, any Taxes attributable to the ownership or operation of the Roan Business for any Post-Spin Period and the portion of the Straddle Period that begins after the Closing Date, or (ii) attributable to a failure to comply with Section 3.2. For the avoidance of doubt, any entity-level Taxes of Roan Resources (which, for the avoidance of doubt, shall exclude Taxes not payable by Roan Resources that are allocated or attributed to any owner of Roan Resources, such as an owner’s distributive share of the taxable income of Roan Resources under Code § 702) for all Tax periods shall remain the obligation of Roan Resources. Any indemnification payable under this Section 2.3(a) shall be limited in an amount equal to the sum of (i) the actual cash payment owed to a governmental authority and (ii) the fees, expenses or costs (including attorneys’ fees, consultants’ fees, experts’ fees and other professional fees) in connection with the indemnification and defense contemplated in this Section 2.3(a). Any potential liability under this paragraph shall expire sixty (60) days following the expiration of the relevant statute of limitations unless a claim has been asserted on or before such date.

(b)    Straddle Period Taxes. In the case of Taxes (other than Taxes allocated pursuant to Section 2.3(a)) that are attributable to a Straddle Period, such Taxes shall be allocated between the portion of the Straddle Period that ends on the Closing Date and the portion of the Straddle Period that begins after the Closing Date based on a Closing-of-the-Books Method. For the avoidance of doubt, the intent of this provision is to, among other things, provide that the SpinCo Parties shall not be liable under Section 2.3(a) for Taxes attributable to the ownership or operation of the Roan Business following the Spinoff.

(c)    Change of Control. As a condition to and immediately upon the occurrence of a Change of Control, SpinCo and the SpinCo Subsidiaries shall cause the successor to SpinCo or any SpinCo Subsidiary involved in such Change of Control to assume the performance of all obligations of SpinCo and the SpinCo Subsidiaries hereunder as if the successor were a Party to this Agreement from its initial date. In the event that SpinCo or such SpinCo Subsidiaries are unable to cause the successor to assume the obligations of this Agreement in accordance with the immediately preceding sentence, then as a condition to the effectiveness of the Change of Control, SpinCo and each affected SpinCo Subsidiary shall cause liquid assets to be set aside in a third party administered escrow or paid to Linn in amounts mutually agreed upon by SpinCo and Linn to support the indemnity obligations of SpinCo or such affected SpinCo Subsidiary under this Agreement with respect to any disputes as to Basis Matters; provided that if SpinCo and Linn cannot reach agreement as to such amounts within thirty (30) days following the Change of Control giving rise to the obligations under this Section 2.3(c), either SpinCo or Linn may submit such dispute to resolution in accordance with Section 2.6.

Section 2.4    Refunds.

(a)    Allocation of Refunds and Tax Benefits. The following refunds of Taxes and Tax Benefits shall be allocated to SpinCo: (i) refunds of Taxes of the Parties with respect to any Pre-Spin Period or the portion of the Straddle Period ending on the Closing Date; (ii) refunds of Spinoff Taxes; (iii) refunds of any Taxes of the SpinCo Parties; and (iv) any Tax Benefit derived from any Tax attribute (including, but not limited to, net operating loss carryforwards, alternative minimum tax credits, general business credits, or sales tax refunds) that (A) was generated in or attributable to the Pre-Spin Period or the portion of the Straddle Period ending on the Closing Date by the SpinCo Parties or (B) is generated in or attributable to the Post-Spin Period or the portion of the Straddle Period beginning after the Closing Date by the SpinCo Parties; in each case of clauses (i)-(iv) of this Section 2.4(a) including, for the avoidance of doubt, any refunds of Taxes and Tax Benefits attributable to the ownership of the 50% interest in Roan Resources attributable to all Pre-Spin Periods and the portion of any Straddle Period ending on the Closing Date, but shall not include any refunds of Taxes or Tax Benefits attributable to any entity level Taxes of Roan Resources, shall be allocated and be those of Linn. All other refunds of Taxes shall be allocated to Linn. Any potential payment obligations under this Section 2.4(a) shall be extinguished sixty (60) days after the expiration of the relevant statute of limitations or, in the case of any potential Tax Benefit attributable to the use of Tax attributes (such as NOLs or current-year operating losses) that exist as of the end of the U.S. federal income Tax year ending in 2019, sixty (60) days after the fourth anniversary of the end of such Tax year, in each case, unless a claim has been asserted on or before such date.

Section 2.5    Amended Returns. Except as required by applicable Law, if any amendment of a Tax Return by a Party would give rise to an indemnification obligation by another Party hereunder pursuant to Section 2.3, such Party shall not have the right to amend any such Tax Return without the consent of the Party on whom the indemnity obligation under Section 2.3 is imposed, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.6    Dispute Resolution. The Parties shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including any dispute in connection with a claim by a third party (a “Dispute”). Either Linn or SpinCo (on its own behalf or on behalf of any of the SpinCo Subsidiaries) may give the other Party (SpinCo or Linn, as applicable) written notice of any Dispute not resolved in the normal course of business. If the Parties cannot agree within ten (10) Business Days following the date on which one Party gives such notice (the “Dispute Date”), then the Dispute shall be determined as follows: within twenty (20) Business Days of the Dispute Date, a mutually agreeable national accounting firm or tax attorney shall be appointed to resolve such Dispute. The aggregate expenses of the arbitrator shall be split based on the relative success of each Party to the arbitration, as determined by the arbitrator. The decision of the arbitrator shall be rendered no later than sixty (60) Business Days from the Dispute Date and, unless otherwise required by a Final Determination, the Parties agree that such decision is final and the Parties shall not take any position inconsistent with such arbitrator’s determination. Notwithstanding the period of time provisions of this Section 2.6, if to observe the time periods of this Section 2.6 in connection with a Dispute relating to comments to Tax Returns under Section 2.1(a) will result in the Dispute being resolved after the final extended filing date for the Tax Return for which there is a Dispute, then all such time periods shall be adjusted and reduced on a proportional basis such that the Dispute is capable of being resolved in a timely manner before the final extended filing date for such Tax Return.

ARTICLE III

COVENANTS

Section 3.1    Tax Treatment of Certain Periods. Notwithstanding anything in this Agreement to the contrary, the Parties agree that the determination of the tax consequences of the Spinoff (including, without limitation, the amount of taxable gain recognized in connection with the Spinoff and all determinations regarding the application of Code §336(e) to the Spinoff) or any issue arising in any Pre-Spin Period or the portion of the Straddle Period ending on the Closing Date for which SpinCo is obligated to indemnify under Section 2.3(a) shall be determined by SpinCo, and (a) the Tax Returns prepared and filed pursuant to Sections 2.1(a) and (b) shall be prepared consistently with such determination unless Linn reasonably concludes, on the basis of written advice from a nationally recognized accounting firm or tax attorney, that SpinCo’s determination does not constitute a valid “reporting position”; provided, that, any determination that has a material adverse effect on Linn (including, for the avoidance of doubt, any material adverse effect on Roan Resources) in a Post-Spin Period where another valid reporting position does not have a material adverse effect on Linn or Roan Resources and would not have a material adverse effect on the SpinCo Parties shall be subject to the consent of Linn (not to be unreasonably withheld, conditioned or delayed); provided, however, that Linn shall not have any consent right with respect to the determination of tax basis of assets; (b) Linn shall not report or create any reserve (e.g., under ASC 740-10 or otherwise) in connection with any financial statement or other reporting of the tax consequences of any such issue with SpinCo’s determination unless Linn reasonably concludes, on the basis of written advice from a nationally recognized accounting firm, that reporting or creating such a reserve is required in order to comply with applicable accounting standards; and (c) unless otherwise required by a Final Determination, the Parties agree to take no position inconsistent with SpinCo’s determination of any such issue before any Taxing Authority. In the event Linn concludes that SpinCo’s determination of the tax consequences of any such issue does not constitute a valid “reporting position” for purposes of clause (a) of the first sentence of this Section 3.1, or that the reporting or creation of a reserve would be required to comply with applicable accounting standards for purposes of clause (b) of the first sentence of this Section 3.1, Linn shall (a) inform SpinCo of such determination no later than thirty (30) days prior to the filing of the applicable Tax Return or financial statement, (b) provide the written advice relied upon in coming to such conclusion to SpinCo, and (c) if SpinCo disagrees with such written advice, the determination shall be subject to Section 2.6.

Section 3.2    Section 336(e) Election. Notwithstanding anything in this Agreement to the contrary, the Parties agree that SpinCo shall have the sole right to determine whether an election under Code §336(e) shall be made with respect to the Spinoff and, if SpinCo determines that such election will be made, all Parties shall act consistently with such determination.

Section 3.3    Payment of Spinoff Taxes by SpinCo. By no later than five (5) days prior to the due date for the filing of the IRS Form 8937 required to be filed by SpinCo pursuant to Section 2.1(b)(i) , SpinCo shall provide to Linn or remit to Linn the following: (i) a full and complete copy of such IRS Form 8937 that SpinCo intends to file with the IRS, (ii)information that reflects in reasonable detail and accuracy the amount of the Spinoff Taxes owing from SpinCo to Linn, and (iii) readily available funds in an amount equal to the Spinoff Taxes.

ARTICLE IV

PAYMENTS

Section 4.1    Payments. Except as otherwise provided herein, payments due under this Agreement shall be made no later than ten (10) Business Days after (i) the receipt or crediting of a refund of Taxes giving rise to such payment obligation, (ii) the realization of a Tax Benefit for which another Party is entitled to reimbursement as determined in accordance with the definition thereof, or (iii) the delivery of notice of payment of a Tax for which the another Party is responsible under this Agreement, in each case by wire transfer of immediately available funds to an account designated by the Party entitled to such payment; provided, that, notwithstanding the foregoing, in the event of any amendment to a Tax Return filed pursuant to Section 2.1, the amount of any Tax liability owed by one Party to another due under this Agreement shall be paid no later than two (2) Business Days prior to the filings of such Tax Return. Payments due hereunder, but not made within such period, shall be accompanied by simple interest at a rate equal to the Prime Rate plus five percent (5%) per annum, accruing from the first day after the end of such period; provided, further, that any payment made under this Section 4.1 shall only be made if no payments are owed and unpaid to the Party making a payment by the Party receiving such payment, in which case any amount payable shall be reduced by the amount owed and unpaid (but not below zero), and any such reduction shall also decrease such amount owed and unpaid (but not below zero).

Section 4.2    Treatment of Payments. The Parties agree that any payment made between the Parties pursuant to this Agreement with respect to a Pre-Spin Period or the portion of the Straddle Period ending on the Closing Date or as a result of an event or action occurring in a Pre-Spin Period or the portion of the Straddle Period ending on the Closing Date shall be treated, to the extent permitted by law, for all Tax purposes as relating back to such period. If the receipt or accrual of any such payment that is an indemnification payment (including a payment pursuant to Section 2.3), results in Taxable income (including an increase in the amount of any gain or other income realized in the Spinoff) to the recipient thereof, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the recipient thereof shall have realized the same net amount it would have realized had the payment not resulted in Taxable income. To the extent that any Party is liable for Taxes for which the other Party is responsible hereunder and such liability for Taxes gives rise to a Tax Benefit to the former Party, the amount of any payment made to the former Party by the latter Party shall be decreased by taking into account any resulting reduction in Taxes of the former Party. If a reduction in Taxes of the former Party occurs in a Taxable period following the period in which the payment is made by the latter Party, the former Party shall promptly repay the latter Party the amount of such reduction when actually realized.

Section 4.3    Notice. The Parties shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

ARTICLE V

TAX CONTESTS

Section 5.1    Notice of Tax Contests. Linn shall promptly notify SpinCo in writing upon receipt by Linn of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a “Tax Contest”) concerning any Tax Return or otherwise concerning Taxes for which SpinCo may be liable under this Agreement. SpinCo shall promptly notify Linn in writing upon receipt by SpinCo of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Tax Return or otherwise concerning Taxes for which Linn (including Roan Resources and all other Linn affiliates or subsidiaries) may be liable under this Agreement or for which SpinCo may have an obligation to indemnify under Section 2.3.

Section 5.2    Control of Contests. SpinCo shall have the sole responsibility and control (at its own cost and expense) over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, primarily involving any Tax for which SpinCo may be liable under this Agreement; provided, that SpinCo shall not agree to or consent to any adjustment that would result in a Tax payable by Linn pursuant to this Agreement or a material impact on any future Tax position with respect to Linn without Linn’s express consent.

Linn shall have the sole responsibility and control (at its own cost and expense) over the handling of any Tax Contest, including the exclusive right to communicate with agents of the Taxing Authority, primarily involving any Tax for which Linn may be liable under this Agreement; provided, that Linn shall not agree to or consent to any adjustment that would result in a Tax payable by SpinCo under this Agreement or a material impact on any future Tax position with respect to SpinCo without SpinCo’s express consent.

ARTICLE VI

COOPERATION

Section 6.1    General. Each Party shall fully cooperate with the other Party in connection with the preparation and filing of any Tax Return or the conduct of any Tax Contest (including, where appropriate or necessary, providing a power of attorney) concerning any issues or any other matter contemplated under this Agreement. Each Party shall make its employees and facilities available on a mutually convenient basis to facilitate such cooperation.

ARTICLE VII

RETENTION OF RECORDS; ACCESS

Section 7.1    Retention of Records; Access. Linn and SpinCo shall (a) retain records, documents, accounting data, and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of either Linn or the SpinCo for any Taxable period, or for any Tax Contests relating to such Tax Returns, to the extent such information exists and (b) give to the other Party reasonable access to such records, documents, accounting data, and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a Party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting Party. At any time after the Closing Date that Linn proposes to destroy such material or information, Linn shall first notify SpinCo in writing and SpinCo shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Closing Date that SpinCo proposes to destroy such material or information, SpinCo shall first notify Linn in writing and Linn shall be entitled to receive such materials or information proposed to be destroyed. The Party requesting any records, documents, accounting data or other information pursuant to this Section 7.1 shall reimburse the Party to whom such request was made for all reasonable expenses incurred by such Party in connection thereto.

Section 7.2    Continuation of Retention of Information, Access Obligations. The obligations set forth in Section 7.1 shall continue until the longer of (a) the time of a Final Determination or (b) expiration of all applicable statutes of limitations to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1    Complete Agreement; Construction. This Agreement shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 8.2    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

Section 8.3    Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Closing Date until sixty (60) days following the expiration of all statutes of limitations with regard to the Taxes of the Parties for any Pre-Spin Period or Straddle Period.

Section 8.4    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or email (with confirming copy sent by one of the other delivery methods specified herein), by overnight courier or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or when so received by facsimile or courier, or, if mailed, three (3) calendar days after the date of mailing, as follows:

If to Linn:

Linn Energy, Inc. 600 Travis Street Houston, Texas 77002 Attention: [ ] Facsimile: [ ] Email: [ ]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attn: Andrew Calder, P.C., Julian Seiguer, P.C. and Kim Hicks

Facsimile: 713-836-3601

Email: andrew.calder@kirkland.com, julian.seiguer@kirkland.com and kim.hicks@kirkland.com

If to the SpinCo Parties:	Riviera Resources Inc.
600 Travis Street
Houston, Texas 77002
Attention: [ ]
Facsimile: [ ]
Email: [ ]

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street, Suite 4700

Houston, TX 77002

Attn: Andrew Calder, P.C., Julian Seiguer, P.C. and Kim Hicks

Facsimile: 713-836-3601

Email: andrew.calder@kirkland.com, julian.seiguer@kirkland.com and kim.hicks@kirkland.com or to such other address and with such other copies as any Party hereto shall notify the other Parties hereto (as provided above) from time to time.

Section 8.5    Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

Section 8.6    Amendment and Modification. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 8.7    Assignment; Successors and Assigns; No Third Party Rights. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties hereto and subject to the requirements in Section 2.3(c) in the event of a Change of Control, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto, and their respective successors and permitted assigns, and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective successors and permitted assigns, any legal or equitable right, benefit, remedy or claim hereunder, except as provided in the following sentence. Roan Holdings, LLC, a Delaware limited liability company (together with its successors-in-interest, “Roan Holdings”), shall be entitled to enforce the provisions of this Agreement, including Section 8.6, as if it were a Party hereto, in the event that Roan Holdings makes a reasonable written demand on Linn Energy, Inc. that Linn Energy, Inc. enforce the provisions of this Agreement and Linn Energy, Inc. refuses to enforce such provisions. In the event Roan Holdings and Linn Energy, Inc cannot resolve any disagreement relating to the application of the foregoing provision, such dispute shall be resolved pursuant to a dispute resolution procedure consistent with that set forth in Article VIII of the Separation and Distribution Agreement (rather than the procedure set forth in Section 2.6 of this Agreement).

Section 8.8    No Strict Construction. Each of the Parties hereto acknowledges that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against any Party hereto.

Section 8.9    Titles and Headings. The headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

Section 8.10    Exhibits and Schedules. The exhibits and schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 8.11    Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of any federal or state court located within Harris County, Texas and the appellate courts therefrom for the purpose of any Action or judgment relating to or arising out of this Agreement or any of the transactions contemplated hereby and to the laying of venue in such court. Service of process in connection with any such Action may be served on each Party hereto by the same methods as are specified for the giving of notices under this Agreement. Each Party hereto irrevocably and unconditionally waives and agrees not to plead or claim any objection to the laying of venue of any such Action brought in such courts and irrevocably and unconditionally waives any claim that any such Action brought in any such court has been brought in an inconvenient forum.

Section 8.12    Severability. If any term, provisions, covenant, or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LINN:

Linn Energy, Inc.

By:
Name:
Title:

SPINCO PARTIES:

Riviera Resources, Inc., for itself and on behalf of the SpinCo Parties listed immediately below

By:
Name:
Title:

SPINCO PARTIES OTHER THAN RIVIERA RESOURCES, INC.:

LINN Merger Sub #1, LLC
LINN Energy Holdco, LLC
LINN Energy Holdco II, LLC
LINN Energy Holdings, LLC
LINN Operating, LLC
LINN Marketing, LLC
Blue Mountain Midstream, LLC
LINN Midwest Energy, LLC
Roan Holdco, LLC